                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                       NEW JERSEY RESOURCES CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                        NEW JERSEY RESOURCES CORPORATION
                               1415 WYCKOFF ROAD
                             WALL, NEW JERSEY 07719
                            ------------------------

                              PROXY STATEMENT AND
                 NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JANUARY 27, 1999
                            ------------------------

     The Annual Meeting (the "Meeting") of Stockholders of New Jersey Resources Corporation (the "Company") will be held at 10:30 a.m., Wednesday, January 27, 1999, at the Robert B. Meyner Reception Center at the PNC Bank Arts Center, Exit 116 on the Garden State Parkway, Holmdel, New Jersey 07733, for the following purposes:

          1. To elect four directors to the Board of Directors.

          2. To approve the action of the Board of Directors in retaining Deloitte & Touche LLP as auditors for the fiscal year ending September 30, 1999.

          3. To transact any other business that may properly be brought before the Meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on December 10, 1998, as the record date for the determination of the stockholders entitled to notice of and to vote at the Meeting. Accordingly, only stockholders of record at the close of business on that date will be entitled to vote at the Meeting.

     A copy of the Company's Annual Report for 1998 has either been mailed to all stockholders or is being mailed concurrently with this proxy material.

     A cordial invitation is extended to you to attend the Meeting. If you do not expect to attend the Meeting, please sign, date and return the enclosed proxy promptly to the Secretary in the enclosed envelope.

                                          OLETA J. HARDEN
                                          Secretary

Wall, New Jersey
December 22, 1998

                                PROXY STATEMENT
                            ------------------------

                        NEW JERSEY RESOURCES CORPORATION
                               1415 WYCKOFF ROAD
                             WALL, NEW JERSEY 07719
                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                JANUARY 27, 1999

     This proxy statement sets forth certain information with respect to the accompanying proxy to be used at the Annual Meeting (the "Meeting") of Stockholders of New Jersey Resources Corporation (the "Company"), or at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The Board of Directors of the Company (the "Board") solicits this proxy and urges you to sign, date, and return it immediately to the Secretary of the Company. The prompt cooperation of the stockholders is necessary in order to ensure a quorum and to avoid unnecessary expense and delay.

     The proxies hereby solicited vest in the proxy holders voting rights with respect to the election of directors (unless the stockholder marks the proxy so as to withhold that authority) and on all other matters voted upon at the Meeting. The shares represented by each duly executed proxy will be voted and, where a choice is specified by the stockholder on the proxy, the proxy will be voted in accordance with the specification so made. As provided by New Jersey law, abstentions, broker non-votes and withheld votes will not be included in the total number of votes cast, and therefore will have no effect on the vote.

     The proxy is revocable on written instructions or by a later dated proxy, signed in the same manner as the proxy, and received by the Secretary of the Company at any time at or before the balloting on the matter with respect to which such proxy is to be exercised. If you attend the Meeting you may, if you wish, revoke your proxy by voting in person. This proxy statement and the accompanying proxy materials are being mailed to stockholders on or about December 22, 1998.

                            PLACE OF ANNUAL MEETING

     The Board has designated the Robert B. Meyner Reception Center at the PNC Bank Arts Center, Exit 116 on the Garden State Parkway, Holmdel, New Jersey 07733, as the place of the Meeting. The Meeting will be called to order at 10:30 a.m., local time, on Wednesday, January 27, 1999.

                VOTING OF SECURITIES AND STOCKHOLDER INFORMATION

     Only holders of record of the Company's outstanding Common Stock at the close of business on December 10, 1998, are entitled to notice of and to vote at the Meeting. At the close of business on December 10, 1998, there were 17,870,048 outstanding shares of Common Stock. Each share is entitled to one vote. No person to the knowledge of the Company held beneficially 5% or more of the Company's Common Stock as of December 10, 1998.

     The following table sets forth, as of December 10, 1998, the beneficial ownership of equity securities of the Company of each of the directors and each of the executive officers of the Company listed in the Summary

Compensation Table below, and of all directors and executive officers of the Company as a group. The shares owned by all such persons as a group constitute approximately 1% of the total shares outstanding.

                                                                      AMOUNT AND NATURE OF
                   NAME                     TITLE OF SECURITY      BENEFICIAL OWNERSHIP(1)(2)
                   ----                     -----------------    -------------------------------
Nina Aversano.............................    Common Stock         1,228 shares   --    Direct
Bruce G. Coe..............................    Common Stock         6,978 shares   --    Direct
                                                                   3,000 shares   --    Indirect
Leonard S. Coleman........................    Common Stock         5,228 shares   --    Direct
Laurence M. Downes........................    Common Stock        49,364 shares   --    Direct
                                                                   1,911 shares   --    Indirect
Joe B. Foster.............................    Common Stock         5,267 shares   --    Direct
                                                                   2,000 shares   --    Indirect
Hazel S. Gluck............................    Common Stock         5,234 shares   --    Direct
Oleta J. Harden...........................    Common Stock        19,790 shares   --    Direct
                                                                      90 shares   --    Indirect
Timothy C. Hearne.........................    Common Stock        16,324 shares   --    Direct
                                                                     298 shares   --    Indirect
Lester D. Johnson.........................    Common Stock         6,228 shares   --    Direct
Dorothy K. Light..........................    Common Stock         8,989 shares   --    Direct
                                                                      38 shares   --    Indirect
Glenn C. Lockwood.........................    Common Stock        17,374 shares   --    Direct
Joseph P. Shields.........................    Common Stock         9,368 shares   --    Direct
                                                                       9 shares   --    Indirect
Charles G. Stalon.........................    Common Stock         8,900 shares   --    Direct
John J. Unkles, Jr........................    Common Stock        10,271 shares   --    Direct
Gary W. Wolf..............................    Common Stock         3,239 shares   --    Direct
George R. Zoffinger.......................    Common Stock        11,228 shares   --    Direct
                                                                     500 shares   --    Indirect
All Directors and Executive Officers as a
  Group...................................    Common Stock       238,028 shares   --    Direct
                                                                   7,884 shares   --    Indirect

---------------
(1) The number of shares owned and the nature of each ownership, not being within the knowledge of the Company, have been furnished by each individual.

(2) Includes shares subject to currently exercisable options or any options exercisable within the next 60 days as follows: Ms. Aversano -- 0 shares; Mr. Coe -- 0 shares; Mr. Coleman -- 5,000 shares; Mr. Downes -- 42,723 shares; Mr. Foster -- 5,000 shares; Ms. Gluck -- 5,000 shares; Mrs.
    Harden -- 14,019 shares; Mr. Hearne -- 11,978 shares; Mr. Johnson -- 5,000 shares; Mrs. Light -- 4,000 shares; Mr. Lockwood -- 13,233 shares; Mr. Shields -- 6,767 shares; Mr. Stalon -- 5,000 shares; Mr. Unkles -- 5,000 shares; Mr. Wolf -- 3,000 shares; Mr. Zoffinger -- 3,000 shares; and all directors and executive officers as a group -- 166,843 shares.

                             ELECTION OF DIRECTORS

                            [ITEM (1) ON PROXY CARD]

                                     ITEM 1

     The Board of Directors currently consists of twelve members divided into three classes with overlapping three-year terms. Dr. Stalon is retiring from the Board of Directors, effective as of the date of the Meeting, and is not being replaced at this time; therefore, subsequent to the Meeting, the Board of Directors will consist of eleven (11) members.

     Four individuals have been nominated for election as directors at the Meeting, all to serve for three year terms expiring 2002, each until their respective successors are elected and have qualified. Each of the nominees is now serving as a director of the Company. Unless otherwise indicated on a proxy, the proxy holders intend to vote the shares it represents for all of the nominees for election as directors.

     The affirmative vote of a plurality of the shares of the Company's Common Stock, present or represented by proxy and voted at the Meeting, is required for the election of directors.

     The votes applicable to the shares represented by proxies in the accompanying form will be cast in favor of the nominees listed below. While it is not anticipated that any of the nominees will be unable to serve, if any should be unable to serve, the proxy holders reserve the right to substitute any other person.

                                       NOMINEES FOR ELECTION AS
                                 DIRECTORS WITH TERMS EXPIRING IN 2002

      NAME AND PERIOD
     SERVED AS DIRECTOR               BUSINESS EXPERIENCE DURING PAST FIVE YEARS AND OTHER AFFILIATIONS
     ------------------               -----------------------------------------------------------------

  [PHOTO OF NINA AVERSANO]    President, North America Global Service Provider Division, Lucent Technologies,
       Nina Aversano          formerly AT&T Network Systems Division, from 1993 to the present.
  Director since September
            1998
           Age 53

                                       NOMINEES FOR ELECTION AS
                                 DIRECTORS WITH TERMS EXPIRING IN 2002

      NAME AND PERIOD
     SERVED AS DIRECTOR               BUSINESS EXPERIENCE DURING PAST FIVE YEARS AND OTHER AFFILIATIONS
     ------------------               -----------------------------------------------------------------
    [PHOTO OF LEONARD S.      President, National League of Professional Major League Baseball Clubs since
          COLEMAN]            March 1994; Executive Director, Market Development, Major League Baseball from
     Leonard S. Coleman       December 1991 to March 1994; Vice President, Investment Banking, Kidder Peabody
    Director since 1995       from 1988 to 1991; Director, Omnicom Group, Inc., an advertising holding company,
           Age 49             Owens Corning Corp., a glass and plastics manufacturing company, Avis, Inc., a car rental and leasing company, H. J. Heinz, and Cendant, a hotel and real estate franchise company.

[PHOTO OF LESTER D. JOHNSON]  Retired. Formerly Director from 1992 through 1995, Vice Chairman and Chief
     Lester D. Johnson        Financial Officer from January 1995 to December 1995, Executive Vice President
    Director since 1996       and Chief Financial Officer from March 1992 to December 1994, of Consolidated
           Age 66             Natural Gas Company.

[PHOTO OF DOROTHY K. LIGHT]   CEO, Alden Enterprises, LLC, a consulting company since January 1996; Corporate
      Dorothy K. Light        Vice President and Secretary from June 1990 to July 1995, The Prudential
    Director since 1990       Insurance Company of America; Chairperson, the Prudential Foundation from
           Age 61             December 1992 to July 1995; Conference Director, Utility Women's Conference and
                              Trustee, Milkweed Editions.

                                 DIRECTORS WITH TERMS EXPIRING IN 2000

      NAME AND PERIOD
     SERVED AS DIRECTOR               BUSINESS EXPERIENCE DURING PAST FIVE YEARS AND OTHER AFFILIATIONS
     ------------------               -----------------------------------------------------------------

  [PHOTO OF BRUCE G. COE]     Formerly Chairman of the Board of Directors of the Company from April 1995 to
        Bruce G. Coe          September 1996; President, New Jersey Business & Industry Association from 1982
    Director since 1984       to April 1996; Director, First Option Health Plan, a health care company and
           Age 68             Director Emeritus, New Jersey Manufacturers Insurance Company.

 [PHOTO OF HAZEL S. GLUCK]    President, The GluckShaw Group (formerly Policy Management & Communications,
       Hazel S. Gluck         Inc.) since April 1994, Founder and President, Public Policy Advisors, Inc. from
    Director since 1995       July 1989 to March 1994, both consulting and public relations firms; former
           Age 64             Commissioner, Port Authority of New York and New Jersey, NJ Department of
                              Transportation, New Jersey Transit and NJ Department of Insurance.

 [PHOTO OF JOHN J. UNKLES,    Retired. Formerly Managing Director, Tucker Anthony, Inc., Morristown, NJ
            JR.]              (investment bankers) for more than five years and Treasurer, Jonathan's Landing
    John J. Unkles, Jr.       Golf Club, Inc.
    Director since 1982
           Age 68

                                 DIRECTORS WITH TERMS EXPIRING IN 2000

      NAME AND PERIOD
     SERVED AS DIRECTOR               BUSINESS EXPERIENCE DURING PAST FIVE YEARS AND OTHER AFFILIATIONS
     ------------------               -----------------------------------------------------------------

  [PHOTO OF GARY W. WOLF]     Senior Partner, Cahill Gordon & Reindel, a law firm, for more than five years and
        Gary W. Wolf          Director, Southwestern Public Service Company, an electric utility company, from
    Director since 1996       January 1986 to October 1997.(1)
           Age 60
    [PHOTO OF GEORGE R.       President & CEO, Constellation Capital Corp., since March 1998, a financial
         ZOFFINGER]           services company; former President & CEO, Value Property Trust, from 1995 to
    George R. Zoffinger       February 1998, a publicly owned real estate investment trust; President and CEO,
    Director since 1996       Constellation Bancorp from 1991 through 1994; Former Chairman and Director,
           Age 50             CoreStates New Jersey National Bank from 1994 through 1997; Director, Camelot
                              Music Holdings, Inc., a music retailing company, Atlas Steel Inc., a steel manufacturing company, New Jersey Alliance for Action, and New Jersey World Trade
                              Council; Trustee, St. Peter's Medical Center, Woodbridge Economic Development
                              Corporation and the Public Affairs Research Institute of New Jersey, Inc.

                                 DIRECTORS WITH TERMS EXPIRING IN 2001

      NAME AND PERIOD
     SERVED AS DIRECTOR               BUSINESS EXPERIENCE DURING PAST FIVE YEARS AND OTHER AFFILIATIONS
     ------------------               -----------------------------------------------------------------
   [PHOTO OF LAURENCE M.      Chairman of the Board of Directors of the Company since September 1996 and
          DOWNES]             President and Chief Executive Officer of the Company since July 1995; employed by
     Laurence M. Downes       the Company since 1985, including Senior Vice President and Chief Financial
    Director since 1995       Officer from 1990 to 1995; Member, PNC Bank Regional Advisory Board; Director,
           Age 41             American Gas Association; Chairman of the Board of Trustees, Georgian Court
                              College; Chairman, Jersey Shore Partnership; Director, New Jersey Alliance For
                              Action and Trustee, Prosperity New Jersey, Inc. (2)

---------------

(1) Cahill Gordon & Reindel represents the Company as legal counsel with respect to various matters.

(2) The Company and/or its subsidiaries maintain a banking relationship with PNC Bank of which Mr. Downes is a member of the Regional Advisory Board. The Company believes that all transactions with this bank were conducted at terms and rates no more favorable than those available to other similarly situated commercial banks. In December 1997, Mr. Downes (along with three other current or former officers of the Company)
  entered into a settlement with the Securities and Exchange Commission ("SEC") in which he consented, without admitting or denying the SEC's findings, to an administrative order finding that he was a cause of the
  Company not fully complying with section 13(a) of the Securities Exchange Act of 1934, as amended, in connection with the Company's reporting of certain 1992 Company subsidiary transactions. No fines or monetary penalties were imposed upon him nor was his ability to act as an officer or director of a public company otherwise limited.

      NAME AND PERIOD
     SERVED AS DIRECTOR               BUSINESS EXPERIENCE DURING PAST FIVE YEARS AND OTHER AFFILIATIONS
     ------------------               -----------------------------------------------------------------

  [PHOTO OF JOE B. FOSTER]    Chairman and Chief Executive Officer of Newfield Exploration Company since
       Joe B. Foster          January 1989; Director, Baker Hughes, Inc., an oil and gas services company;
    Director since 1994       Chairman of the National Petroleum Council and Member, Independent Petroleum
           Age 64             Association of America.

                 INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

     During fiscal 1998, there were ten meetings of the Board of Directors. Except for Mr. Foster, each director attended no less than 75% of the combined meetings of the Board of Directors and the Committees on which he or she served during the year.

     The Audit Committee, consisting of Leonard S. Coleman, Hazel S. Gluck, Dorothy K. Light, Charles G. Stalon and Gary W. Wolf (Committee Chair), met five times during fiscal 1998 for the purpose of overseeing management's responsibilities for accounting, internal controls, and financial reporting. While not attempting to verify the results of any specific audit, the Committee did satisfy itself, and ultimately the Board, that these functions are being carried out responsibly. The Committee acts to assure itself of the independence of the independent accountants by reviewing each non-audit service rendered or to be rendered by the accountants. After meeting with the independent accountants to review the scope of their examination, fees, and the planned scope of future examinations, the Committee makes a recommendation to the Board for the appointment of an independent accounting firm for the following fiscal year.

     The members of the Corporate Governance Committee are Bruce G. Coe, Leonard
S. Coleman, Hazel S. Gluck, Dorothy K. Light (Committee Chair) and John J. Unkles, Jr. The purpose of the Committee is to recommend to the Board the nominees for election as directors, and to consider performance of incumbent directors to determine whether to nominate them for re-election. This Committee met five times in fiscal 1998. The Corporate Governance Committee will consider qualified nominations for directors recommended by stockholders. Recommendations should be sent to New Jersey Resources Corporation, Office of the Secretary, 1415 Wyckoff Road, P.O. Box 1464, Wall, New Jersey 07719. Any nomination for director should be received by the Secretary on or before November 14, 1999.

     The Executive Committee consists of Bruce G. Coe (Committee Chair), Laurence M. Downes, Lester D. Johnson, Dorothy K. Light, Gary W. Wolf and George
R. Zoffinger. During the interval between meetings of the Board of Directors, the Executive Committee is authorized under the Company's By-Laws to exercise all the powers of the Board of Directors in the management of the Company, unless specifically directed otherwise by the Board or otherwise proscribed by law. This Committee did not meet during fiscal 1998.

     The Financial Policy Committee, consisting of Joe B. Foster, Lester D. Johnson (Committee Chair), Charles G. Stalon, John J. Unkles, Jr., Gary W. Wolf and George R. Zoffinger, met three times during fiscal 1998 to review and make recommendations to the Board concerning financing proposals, dividend guidelines, and other corporate financial and pension matters.

     The Management Development and Compensation Committee, consisting of Bruce
G. Coe, Joe B. Foster, Lester D. Johnson, John J. Unkles, Jr. and George R. Zoffinger (Committee Chair), met once during fiscal 1998 to oversee the performance and qualifications of senior management, and to review and make recommendations regarding the annual compensation and benefits of all elected officers of the Company and its subsidiaries.

                           REMUNERATION OF DIRECTORS

     Directors who are not officers of the Company or its subsidiaries are compensated as follows: (1) an annual retainer of $10,800; (2) a fee of $700 for each Board meeting attended; (3) a fee of $700 for each committee meeting attended, unless the committee meeting was held on the same day as a Board meeting, in which case the committee meeting fee is $500; (4) a fee of $400 for any Board or committee meeting attended via telephone conference call, and (5) an annual retainer for each committee chairperson of $5,000, except for the chairperson of the Executive Committee, who receives an annual retainer of $10,000. Directors also receive a one-time award of 200 shares and options to purchase 5,000 shares of the Company's common stock. An additional award of options to purchase 1,000 shares of the Company's common stock is made annually. As of October 1, 1998, the annual retainer was increased to $14,800 with $4,000 paid in Company common stock and fees for all meetings attended increased to $800. Effective October 1, 1998, a Supplemental Stock Option Program was approved by the Board which provides that each outside director receive an annual grant of 1,500 options, instead of the 1,000 options under the Restricted Stock and Stock Option Program for Outside Directors ("Stock Option Program"), for as long as he or she remains on the Board. All other terms of the Stock Option Program remain the same. Directors who are also officers of the Company or its subsidiaries do not receive additional compensation for serving on the Board. All directors are reimbursed for any out-of-pocket expenses incurred in attending Board or committee meetings.

                       REMUNERATION OF EXECUTIVE OFFICERS

            MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT

     The Management Development and Compensation Committee (the "Committee") of the Board of Directors consists of five outside, non-employee directors. In addition, as Chairman and Chief Executive Officer of the Company, Mr. Downes is a non-voting, ex officio member of the Committee.

     The Committee's executive compensation philosophy is designed to attract, energize, reward and retain qualified executive personnel who will provide superior results over the long-term and enhance the Company's position in a highly competitive market. The Committee also administers awards under certain of the Company's employee benefit plans. Accordingly, the Committee reviews the performance of the officers of the Company and the Company's subsidiaries, and makes recommendations to the Board with respect to the compensation and benefit programs that are applicable to officers of the Company and/or its subsidiaries.

     The Committee each year has utilized a national compensation consultant (the "Consultant") to review competitive compensation levels of senior executives in the natural gas industry. Through this process, the Committee identifies the competitive compensation levels, both with respect to base salary and overall executive compensation packages, at the Company's peers. Many, but not all of the compensation peer companies are contained in the Standard and Poor's Utilities Index used in the performance graph on page 12.

     The Committee employs this external data by comparing the results to the base salary and other compensation provided to senior Company executives. In this fashion, the Committee is able to assess and make recommendations to the Board with respect to both individual compensation levels and target performance levels under the Company's Officer Incentive Compensation Plan (the "Incentive Plan").

     Setting compensation levels for each executive officer is based upon the Committee's judgment as well as actual performance against established goals. Individual performance is measured in several specific areas, including the development and execution of annual operating plans, strategic plans, leadership qualities, ability to develop staff, change in leadership responsibilities and the individual's specific contributions to corporate objectives which have a significant and positive impact on the Company. Performance of the subsidiary companies is measured by comparing actual achievements to financial and strategic objectives in their annual operating plans. Company performance criteria is also measured yearly to ensure consistency with the corporate vision, mission and strategies. In making compensation decisions for 1998 the Committee reviewed executive accomplishments in total gas throughput, number of new customers, cost of adding a new customer, earnings, expenses, return on equity, market share, operating and net income and the Company's assumption of a leadership role in natural gas-related businesses.

     The Company has established three programs providing for direct compensation of executive officers: the Base Salary Program, the Incentive Plan and the Long-Term Incentive Compensation Plan (the "Long-Term Plan"). The structure of the total executive compensation package is such that when the Company achieves its annual business objectives, the Company's senior executives are expected to receive a level of compensation approximately equivalent to the average compensation paid to executives of the Company's peers. Each of these three programs is discussed in greater detail below.

BASE SALARY PROGRAM

     In setting the base salary levels of each executive officer, the Committee considers the base salaries of executive officers in comparable positions in other similarly situated natural gas companies and companies of similar size in other industries. In setting levels, the Company currently targets the 50th percentile of the relevant labor market. The Committee also considers the executive's experience level, time and placement in grade and the actual performance of the executive (in view of the Company's needs and objectives). Changes in compensation are directly dependent upon individual and Company performance. Mr. Downes' base pay of $294,000 is below the median compensation for comparable companies.

INCENTIVE PLAN

     Under the Incentive Plan, officers and certain key employees of the Company and New Jersey Natural Gas Company, a wholly-owned subsidiary of the Company ("NJNG"), designated by the Committee, may receive additional cash compensation based upon the Committee's thorough evaluation of the Company's performance against a series of performance objectives. The Committee believes that variable at-risk compensation, both annual and long-term, should make up a significant part of an executive's compensation and that the amount of this compensation component should increase with increasing levels of responsibility. Awards under the Incentive Plan are based upon a percentage of the base salary of each eligible Incentive Plan participant during the year. Threshold, target and maximum incentive award levels are established annually by the Committee for each award group.

     Individual awards are payable based on the executive's attainment of a portfolio of goals including earnings, development of new business, leadership, customer satisfaction and resource deployment. Incentive award levels provide payments that are at the 60th percentile of the market, which is competitive within the industry when performance results are fully achieved.

     The incentive awards to executive officers for achievements in fiscal 1998 (paid in fiscal 1999), including the $135,000 incentive award made to Mr. Downes, reflect overall results that were at target for the Company and only slightly below for NJNG.

LONG-TERM PLAN

     The Long-Term Plan provides for the award of stock options, (the "Stock Options"), performance units, or restricted stock (the "Restricted Stock") to designated employees. The Committee believes that Restricted Stock awards provide executives a strong incentive to create earnings that could be the foundation for the payment of dividends and as a focus on stock price appreciation. As the value of the Company's stock is generally considered the strongest indicator of overall corporate performance, awards of Stock Options, which allow the executive to benefit by appreciation in stock price at no direct cost to the Company, and the performance-based Restricted Stock, provide strong incentives to executives by relating a portion of their compensation to the future value of the Company's stock. Additionally, the use of stock-based compensation encourages individuals to act as owners/managers and is an important means of fostering a mutual interest between management and shareholders. In 1997, the Committee made two-year awards under the Long-Term Plan in the form of Restricted Stock and Stock Options for 2/3 and
 1/3 of the recipients' total target award value, respectively. There were no awards under the Long-Term Plan in fiscal 1998.

OTHER

     The Company did not pay any compensation in fiscal 1998 that was not deductible by provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Section 162(m).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     With the exception of Mr. Downes, who is a non-voting, ex officio member of the Committee, no member of the Committee is a former or current officer or employee of the Company or any of its subsidiaries, nor does any executive officer of the Company serve as an officer, director or member of a compensation committee of any entity one of whose executive officers or directors is a director of the Company.

                MANAGEMENT DEVELOPMENT & COMPENSATION COMMITTEE

Bruce G. Coe       John J. Unkles, Jr.
Joe B. Foster      George R. Zoffinger
Lester D. Johnson

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                                                       COMPENSATION
                                                                          AWARDS
                                                                   --------------------
                                             ANNUAL COMPENSATION   RESTRICTED
                                             -------------------     STOCK                  ALL OTHER
                                              SALARY     BONUS      AWARD(S)    OPTIONS   COMPENSATION**
  NAME AND PRINCIPAL POSITION        YEAR*     ($)        ($)         (#)         (#)          ($)
  ---------------------------        -----   --------   --------   ----------   -------   --------------
  Laurence M. Downes...............  1998    293,984    108,030         --          --         3,200
  Chairman, Chief Executive Officer  1997    276,408     70,000      4,185      18,256         3,363
    and President                    1996    209,375     60,000         --      30,000         5,140
  Glenn C. Lockwood................  1998    150,123     46,450         --          --         4,503
  Senior Vice President & Chief      1997    134,146     25,000      1,740       7,589         4,024
    Financial Officer                1996    113,342     50,000         --       8,250         3,400
  Timothy C. Hearne................  1998    144,623     35,180         --          --         4,338
  Senior Vice President, Financial   1997    125,998     18,176      1,630       7,111         3,647
    &
    Administrative Services, NJNG    1996    109,473     12,030         --       5,000         1,879
  Joseph P. Shields................  1998    131,431     42,400         --          --         3,942
  Senior Vice President, Energy      1997    119,146     30,000      1,227       5,350         3,588
    Services, NJNG                   1996    101,023     20,000         --       4,250         3,031
  Oleta J. Harden..................  1998    136,823     36,405         --          --         4,104
  Senior Vice President, General     1997    131,825     15,147      1,365       5,952         3,955
    Counsel & Secretary              1996    126,175     15,318         --       7,000         3,785

---------------
*  For fiscal year ended September 30.

** Represents the Company's matching contributions under the Employee's
   Retirement Savings Plan (the "Savings Plan").

                       OPTION GRANTS IN 1998 FISCAL YEAR

                                                             INDIVIDUAL GRANTS
                                ---------------------------------------------------------------------------
                                                                                      POTENTIAL REALIZABLE
                                NUMBER OF                                               VALUE AT ASSUMED
                                SECURITIES    PERCENT OF                              ANNUAL RATES OF STOCK
                                UNDERLYING   TOTAL OPTIONS                             PRICE APPRECIATION
                                 OPTIONS      GRANTED TO     EXERCISE                    FOR OPTION TERM
                                 GRANTED     EMPLOYEES IN      PRICE     EXPIRATION   ---------------------
 NAME                              (#)        FISCAL YEAR    ($/SH)(1)      DATE       5% ($)      10% ($)
 ----                           ----------   -------------   ---------   ----------   ---------   ---------
 Laurence M. Downes...........         0            0%             0             0           0           0
 Glenn C. Lockwood............         0            0%             0             0           0           0
 Timothy C. Hearne............         0            0%             0             0           0           0
 Joseph P. Shields............         0            0%             0             0           0           0
 Oleta J. Harden..............         0            0%             0             0           0           0

                AGGREGATED OPTION EXERCISES IN 1998 FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                          VALUE OF
                                                                                         UNEXERCISED
                                       SHARES                        NUMBER OF          IN-THE-MONEY
                                     ACQUIRED ON     VALUE      UNEXERCISED OPTIONS      OPTIONS AT
                                      EXERCISE      REALIZED    AT FISCAL YEAR-END         FISCAL
  NAME                                   (#)          ($)               (#)             YEAR-END ($)
  ----                               -----------    --------    --------------------------------------
                                                                   EXERCISABLE/         EXERCISABLE/
                                                                   UNEXERCISABLE        UNEXERCISABLE
  Laurence M. Downes.............         0            0           30,074/32,649       207,482/268,497
  Glenn C. Lockwood..............         0            0            10,219/8,514         58,936/68,335
  Timothy C. Hearne..............         0            0            10,000/5,311         60,297/43,340
  Joseph P. Shields..............         0            0             5,350/4,250         19,394/33,469
  Oleta J. Harden................         0            0            11,163/7,523         83,792/61,793

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN *

                                       THE COMPANY           S&P 500          S&P UTILITIES
SEP-93                                     100                 100                 100
SEP-94                                      76                 104                  87
SEP-95                                     100                 134                 111
SEP-96                                     114                 162                 119
SEP-97                                     139                 227                 136
SEP-98                                     162                 247                 176

---------------
* Assumes $100 invested on September 30, 1993, in the Company stock, the S&P 500 Index and the S&P Utility Index. Cumulative total return includes reinvestment of dividends.

                                RETIREMENT PLANS

     The following table sets forth estimated annual benefits payable upon retirement (including amounts attributable to the Plan for Retirement Allowances for Non-Represented Employees (the "Plan") and any other defined benefit supplementary or excess pension award plans) in specified compensation and years of service classifications, and assumes a reduction of approximately 10% which is applied to married employees in order to provide the spouse a survivor's annuity of 50% of the employee's reduced retirement benefit:

                               PENSION PLAN TABLE

                           YEARS OF CREDITED SERVICE

COMPENSATION              10        15        20         25         30         35         40
------------            -------   -------   -------   --------   --------   --------   --------
$125,000..............  $16,926   $25,389   $33,852   $ 42,315   $ 50,778   $ 59,241   $ 66,272
 150,000..............   20,639    30,958    41,277     51,596     61,916     72,235     80,673
 175,000..............   24,351    36,527    48,702     60,878     73,053     85,229     95,073
 200,000..............   28,064    42,095    56,127     70,159     84,191     98,222    109,472
 225,000..............   31,776    47,664    63,552     79,440     95,328    111,216    123,872
 250,000..............   35,489    53,233    70,977     88,721    106,466    124,210    138,273
 275,000..............   39,201    58,802    78,402     98,003    117,603    137,204    152,673
 300,000..............   42,914    64,370    85,827    107,284    128,741    150,197    167,072
 325,000..............   46,626    69,939    93,252    116,565    139,878    163,191    181,472

     For the five executives named in the Summary Compensation Table, compensation covered by the Plan equals their Base Salary.

     The number of years of credited service at normal retirement for the named executive officers are as follows:

                                                             YEARS OF
NAME                                                     CREDITED SERVICE
----                                                     ----------------
Laurence M. Downes.....................................         37
Glenn C. Lockwood......................................         38
Timothy C. Hearne......................................         36
Joseph P. Shields......................................         39
Oleta J. Harden........................................         30

     Benefits are computed on a straight life, annuity basis. The benefits listed in the above table are not subject to deduction for Social Security or other amounts.

     To the extent benefits that would otherwise be payable to an employee under the Company's Savings Plan exceed the specified limits on such benefits imposed by the Code, the Company intends to pay such excess benefits to the employee at the time the employee receives payment under the Plan. These excess benefit payments would be made from the general funds of the Company. As of September 30, 1998, no employee of the Company would have been entitled to payments for benefits in excess of the Code limits under this policy.

     The Company has supplemental retirement agreements ("Supplemental Retirement Agreements") with Messrs. Downes, Lockwood, Hearne and Shields and Mrs. Harden and certain other officers not named in the Summary Compensation Table, payable over a five-year period commencing with retirement at age 65. At projected retirement, the maximum amounts currently payable to Messrs. Downes, Lockwood, Hearne and Shields and Mrs. Harden under their respective Supplemental Retirement Agreements would be $250,000 for Mr. Downes, and $125,000 for the remaining four officers named in the Summary Compensation Table.

                         CHANGE OF CONTROL ARRANGEMENTS

     Under the Long-Term Plan, in the event of a Change of Control (as defined therein) of the Company, the Board may, among other things, accelerate the entitlement to outstanding benefits awarded thereunder.

     Pursuant to the Supplemental Retirement Agreements of Messrs. Downes, Lockwood, Hearne and Shields and Mrs. Harden, in the event of a change of control of the Company, the right to the amounts payable to each of them thereunder becomes immediately vested and such amounts are immediately payable in the event of a subsequent termination of employment for any reason. Change of Control of the Company is defined in the Supplemental Retirement Agreements as a reportable change of control under the proxy rules of the SEC, including the acquisition of a 30% beneficial voting interest in the Company, or a change in any calendar year in such number of directors as constitutes a majority of the Board, unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the year.

     The Company has entered into agreements with each of the 5 executives named in the Summary Compensation Table that provide each such executive certain rights in the event that his or her employment with the Company is terminated within three years following the occurrence of a Change of Control (i) by the Company without "Cause" (i.e., conviction of a felony, gross neglect, willful malfeasance or willful gross misconduct which has had a material adverse effect on the Company or repeated material willful violations of the executive's duties which result in material damage to the Company) or (ii) by the executive for "Good Reason" (e.g., due to a material breach of the agreement by the Company, including, without limitation, a material adverse change in executive's position or responsibilities or a reduction of the executive's compensation). Subject to the limitation described below, upon either such termination of employment, the executive will receive three times, in the case of Mr. Downes, and two times, in all other cases, the sum of (x) his or her then annual base salary and (y) the average of his or her annual bonuses with respect to the last three calendar years ended prior to the Change of Control. The agreements further provide that, if any such executive is subject to the so-called "golden parachute" excise tax imposed under Section 4999 of the Code, the Company shall make an additional payment to the executive in an amount sufficient to place the executive in the same after-tax position as if no such excise taxes had been imposed. For purposes of these agreements, a "Change of Control" generally means (i) the acquisition by any person of beneficial ownership of securities representing 25% or more of the combined voting power of the Company's securities; (ii) within any 24-month period, the persons who were directors of the Company immediately before such period (the "Incumbent Directors") and directors whose nomination or election is approved by two-thirds of the Incumbent Directors and directors previously approved by the Incumbent Directors ceasing to constitute a majority of the Board or (iii) the stockholders of the Company approve a merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of the Company, as a result of which the stockholders of the Company immediately prior to such event do not hold, directly or indirectly, a majority of the Voting Power (as defined in such agreements) of the acquiring or surviving corporation.

                            APPOINTMENT OF AUDITORS

                            [ITEM (2) ON PROXY CARD]

                                     ITEM 2

     It is intended that the shares represented by the proxy holders will be voted for approval of the appointment of Deloitte & Touche LLP (unless otherwise indicated on proxy) as independent public accountants (auditors) to report to the stockholders on the financial statements of the Company for the fiscal year ending September 30, 1999. Each professional service performed by Deloitte & Touche LLP during fiscal 1998 was approved in advance or was subsequently approved and the possible effect on the auditors' independence was considered by the Audit Committee. The Audit Committee has recommended, and the Board of Directors has approved, the appointment of Deloitte & Touche LLP subject to the approval of the stockholders at the Meeting. Although submission of the appointment of independent public accountants to stockholders is not required by law, the Board of Directors, consistent with its past policy, considers it appropriate to submit the selection of auditors for stockholder approval. Representatives of Deloitte & Touche LLP are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

     The affirmative vote of the holders of a majority of the shares of Common Stock of the Company present, or represented by proxy, and voted at the Meeting is required for the approval of this item. The Board has not determined what action it would take if the stockholders do not approve the selection of Deloitte & Touche LLP, but would reconsider its selection in light of the stockholders' action.

                THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR
                    THE APPOINTMENT OF DELOITTE & TOUCHE LLP

                            EXPENSES OF SOLICITATION

     All expenses of soliciting proxies, including clerical work, printing, and postage will be paid by the Company. Proxies may be solicited personally, or by mail, telephone, facsimile, or telegraph, by officers and other regular employees of the Company, but the Company will not pay any compensation for such solicitations. In addition, the Company has agreed to pay Corporate Investor Communications a fee of $6,000 plus reasonable expenses for proxy solicitation services. The Company will also reimburse brokers and other persons holding shares in their names or in the names of nominees for their expenses for sending material to beneficial owners and obtaining their proxies.

                 STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     Proposals of stockholders intended to be presented at the 2000 annual meeting must be received by the Company on or before August 25, 1999 to be considered for inclusion in the Company's Proxy Statement and for consideration at that meeting. Stockholders submitting such proposals are required to be the beneficial owners of shares of the Company's Common Stock amounting to at least $2,000 in market value and to have held such shares for at least one year prior to the date of submission. Stockholder proposals submitted to the Company outside the processes of Rule 14a-8 of the Exchange Act (i.e., the procedures for placing a stockholder's proposal in the Company's proxy materials) with respect to the Company's 2000 annual meeting of stockholders will be considered untimely if received by the Company after November 14, 1999. Accordingly, the proxy with respect to the Company's 2000 annual meeting of stockholders will confer discretionary authority to vote on any stockholder proposals received by the Company after such date.

                                 OTHER BUSINESS

     The Board does not know of any other business which may be brought before the Meeting. However, if any other matters should properly come before the Meeting or at any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote on such matters as they, in their discretion, may determine.

                                          By Order of the Board of Directors

                                          OLETA J. HARDEN
                                          Secretary

Dated: December 22, 1998

                                                                      NJRC-PS-99

                                  DETACH HERE


                                     PROXY


                        NEW JERSEY RESOURCES CORPORATION


                       1415 Wyckoff Road,  Wall, NJ 07719


                 Solicited on behalf of the BOARD OF DIRECTORS
                  for the 1999 Annual Meeting of Stockholders


The undersigned hereby appoints Oleta J. Harden, with full power of substitution, proxy to represent the undersigned at the Annual Meeting of Stockholders of New Jersey Resources Corporation to be held at 10:30 a.m., local time, on Wednesday, January 27, 1999 at the Robert B. Meyner Reception Center at the PNC Bank Arts Center, Exit 116 on the Garden State Parkway, Holmdel, New Jersey 07733 and at any adjournment thereof, and thereat to vote all of the shares of stock which the undersigned would be entitled to vote, and, if applicable, hereby directs the trustee(s) of the employee benefit plan(s) shown on the reverse side of this card to vote the shares of stock allocated to the account of the undersigned.


-----------------                                             -----------------
   SEE REVERSE    CONTINUED AND TO BE SIGNED ON REVERSE SIDE     SEE REVERSE
      SIDE                                                          SIDE
-----------------                                             -----------------

/x/ Please mark votes as in this example.


     1.   Election of Directors

          Nominees: Nina Avarsano, Leonard S. Coleman, Lester D. Johnson,
                    Dorothy K. Light


          / / FOR ALL NOMINEES     / / WITHHELD FROM ALL NOMINEES

          / / _________________________________________
               For all nominees except as noted above

     2. To approve the retention of Deloitte & Touche, LLP as auditors for the fiscal year ending September 30, 1999.

          / / FOR        / / AGAINST         / / ABSTAIN

     3. To transact any other business that may properly be brought before the meeting or any adjournment or adjournments thereof.

     Unless otherwise indicated, this proxy will be voted "FOR" all nominees for election as directed and "FOR" the proposals referred to herein.

     MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   / /

     MARK HERE IF YOU PLAN TO ATTEND THE MEETING     / /

     In case of joint owners, each owner should sign. When signing in a fiduciary or representative capacity, please give full title as such. Proxies executed by a corporation should be signed in full corporate name by duly authorized officer.


 Signature:_________________________________________ Date:________________

 Signature:_________________________________________ Date:________________